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                                                                   EXHIBIT 10.51




           COMMERCIAL TERM LOAN, REVOLVING LOAN AND SECURITY AGREEMENT

                          DATED AS OF DECEMBER 22, 1999

                                 BY AND BETWEEN

                                     USTRUST

                                       AND

                          IMPLANT SCIENCES CORPORATION



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           COMMERCIAL TERM LOAN, REVOLVING LOAN AND SECURITY AGREEMENT
           -----------------------------------------------------------

         COMMERCIAL TERM LOAN, REVOLVING LOAN AND SECURITY AGREEMENT (as it may be amended and supplemented from time to time, the "Agreement"), dated as of December 22, 1999, by and between Implant Sciences Corporation, a Massachusetts corporation with its principal place of business at 107 Audubon Road, Wakefield, Massachusetts 01880-1246 ("Borrower") and USTrust, with its principal office at 30 Court Street, Boston, Massachusetts 02108 ("Lender").

         WHEREAS, on May 1, 1996, Borrower executed and delivered to Lender a certain Loan Agreement which established a $100,000 Line of Credit as evidenced by a certain $100,000 Commercial Promissory Note, and a $300,000 Equipment/Term Loan as evidenced by a certain $300,000 Commercial Promissory Note, both dated May 1, 1996, the payment of which was secured, INTER ALIA, by a Security Agreement also dated May 1, 1996 (the "Security Agreement").

         Said Loan Agreement was amended by a First Amendment to Loan Agreement dated July 24, 1997 which, inter alia, increased the amount of said Line of Credit to Three Hundred Thousand ($300,000) Dollars (the "LINE OF CREDIT"), and reduced said Equipment/Term Loan to One Hundred Five Thousand Five Hundred Fifty-Five ($105,555) Dollars (the "1997 TERM LOAN") as evidenced by two Commercial Promissory Notes dated July 24, 1997 (the "LINE OF CREDIT NOTE") and August 12, 1997 (the "1997 TERM NOTE") respectively, which replaced the Notes dated May 1, 1996.

         Said Loan Agreement as amended, was further amended by a Second Amendment to Loan Agreement dated January 16, 1998, which, inter alia, decreased the 1997 Term Loan to Ninety-Four Thousand Four Hundred Forty-Four and 44/100 ($94,444.44) Dollars, and extended a new term loan in the original principal amount of Seven Hundred Fifty Thousand ($750,000) Dollars (the "1998 EQUIPMENT LOAN") as evidenced by a Commercial Promissory Note dated January 16, 1998 (the "1998 EQUIPMENT NOTE").

         WHEREAS, Borrower has requested and Lender has agreed, subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, to establish for Borrower's benefit the following: (i) to replace the Line of Credit with an unsecured Line of Credit in the amount of Seven Hundred Fifty-Thousand and 00/100 ($750,000.00) Dollars (the "REVOLVING LINE OF CREDIT"); and (ii) to extend an equipment/term loan in the amount of Seven Hundred Fifty-Thousand and 00/100 ($750,000.00) Dollars (the "1999 TERM LOAN") to the Borrower as set forth below.

         The terms and conditions of this Agreement shall apply to the 1997 Term Note and the 1998 Equipment Note and the loans evidenced thereby. The terms and conditions of this Agreement shall supercede those of any prior loan agreement entered into in connection with the 1997 Term Note and the 1998 Equipment Note to the extent inconsistent with the terms hereof. The Security Agreement, as amended shall be deemed to refer to this Agreement and shall remain in full force and effect. All schedules and exhibits referred to in this Agreement are annexed hereto and made a part hereof.



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         In consideration of the foregoing and in further consideration of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

         1.1 GENERAL TERMS. As used in this Agreement, the following terms shall have the following respective meanings:

                  "Accounts" shall have the meaning given to that term in
Section 4.1. hereof.

                  "Account Debtor" shall mean the Persons liable on an Account.

                  "Banking Day" means a day other than a Saturday, Sunday or banking holiday in the Commonwealth of Massachusetts.

                  "Base Rate" means the Base Rate of interest announced by the Bank from time to time as its "Base Rate". The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Interest shall be calculated on the basis of actual days elapsed and a 360-day year.

                  "Borrower" shall have the meaning given to that term in the preamble of this Agreement.

                  "Borrower's Account" means Borrower's main operating account maintained with Lender bearing Borrower's name and in which all advances by Lender to Borrower and all payments by Borrower to Lender pursuant to this Agreement shall be recorded.

                  "Capital Expenditures" means, during the period being measured, the total amount of Borrower's expenditures for the acquisition, construction, improvement, replacement or purchase of property or plant assets or any other assets that in accordance with GAAP is required or permitted to be treated as a capital asset, including, expenditures under capital leases.

                  "Closing Date" means as of December 22, 1999.

                  "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, in each case as in effect from time to time.

                  "Collateral" means any and all assets of Borrower or any of Borrower's Affiliates or any other Person with respect to which Lender is now or hereafter granted a lien, security interest, mortgage or any other interest pursuant to this Agreement or any other agreement entered into with respect to the transactions contemplated by this Agreement, including the items described in Section 4.1 hereof.

                  "Default" means an event that with the giving of notice or lapse of time, or both, would constitute an Event of Default.



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                  "Equipment" shall be given that definition set forth in the
Uniform Commercial Code in effect in the Commonwealth of Massachusetts but shall not include motor vehicles.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and all regulations and rulings promulgated thereunder, in each case as in effect from time to time.

                  "ERISA Affiliate" means each trade or business (whether or not incorporated) that together with Borrower or any of Borrower's Affiliates would be treated as a single employer under Section 414 of the Code for any purpose or would be treated as a single employer under Section 4001 of ERISA.

                  "Event of Default" shall have the meaning given to that term in Section 9.1.

                  "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

                  "General Account" means Borrower's disbursement account with Lender.

                  "Indebtedness" means all items of borrowed money, guarantees and capital lease obligations.

                  "Interest Expense" means for the period measured the total interest expense paid or payable during such period.

                  "Inventory" shall have the meaning given to such term in
Section 3.1(D) hereof.

                  "Laws" means all ordinances, statutes, rules, regulations, guidelines, orders, injunctions, writs or decrees of any governmental or political subdivision or agency thereof, or any court or similar entity established by any such governmental or political subdivision or agency thereof.

                  "Legal Rate" means, at any time, the maximum rate of interest which may be charged on any Loan under applicable Law.

                  "Lender" shall have the meaning given to that term in the preamble of this Agreement.

                  "Multiemployer Plan" means a Plan defined as such in Section 3(37) of ERISA to which Borrower or any ERISA Affiliate has or had any obligation to contribute or has made contributions.

                  "Obligations" means all loans, advances, debts, liabilities, obligations, Indebtedness, covenants and duties owing by Borrower to Lender of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or indirect, primary or secondary, absolute or contingent, fixed or otherwise (including obligations of



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performance) due or to become due, now existing or hereafter arising, including without limitation all principal, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower by Lender pursuant to this Agreement, the 1999 Term Note, the Revolving Note or any Related Agreements, all reimbursement obligations under letters of credit, all obligations under any and all interest rate swap agreements or any agreement in the nature thereof, all obligations under any foreign exchange agreements of any nature whatsoever, and the performance and fulfillment by Borrower of all of the terms, conditions, promises, covenants and provisions contained in this Agreement, the Revolving Note, the 1999 Term Note or any Related Agreement.

                  "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

                  "Permitted Encumbrances" means (A) liens incurred or deposits made in the ordinary course of Borrower's business in connection with worker's compensation, unemployment insurance and other types of social security, or to secure Borrower's performance of leases, utility contracts, franchises, licenses, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of Borrower's business; (B) liens permitted pursuant to the provisions of Section 7.1; (C) liens arising from judgments, attachments or decrees, provided however said liens do not otherwise give rise to a breach of warranty, covenant, negative covenant or other Event of Default hereunder; (D) inchoate liens which have not ripened into liens otherwise not permitted hereunder; and (E) taxes not yet due and payable.

                  "Person" means a corporation, association, general or limited partnership, limited liability company, limited liability partnership, organization, business, joint venture, individual, sole proprietorship, government or political subdivision thereof or a governmental agency.

                  "Plan" means any employee pension or benefit plan (A) to which
Section 4021 of ERISA applies to Borrower or any ERISA Affiliate; or (B) to which Borrower or any ERISA Affiliate made, or was required to make, contributions at any time within the five (5) years preceding the Closing Date.

\ "Prohibited Transaction" means with respect to any Plan or Multiemployer Plan any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA and any transaction described in Section 4975 of the Code which is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

                  "Related Agreements" means those documents described on the Index of Related Agreements attached hereto as SCHEDULE 1.1(b).

                  "Reportable Event" means (A) a reportable event described in
Section 4043 of ERISA; (B) a withdrawal by a substantial employer from any Plan that has two or more contributing sponsors at least two of which are not under common control, as referred to in Section 4063(b) of ERISA; or



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(C) a cessation of operations at a facility causing more than twenty percent
(20%) of any Plan's participants to be separated from employment, as referred to in Section 4068(f) of ERISA.

                  "Revolving Line of Credit" shall have the meaning given to that term in Section 2.1.

                  "Revolving Note" shall have the meaning given to that term in
Section 2.1.

                  "Senior Management" shall mean the Chief Financial Officer or the Chief Executive Officer.

                  "Solvent" means, as to any Person, that such Person (A) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (B) is able to pay its debts as they mature, (C) owns property having both a fair salable value in the ordinary course of such Person's business and a fair valuation that is greater than the amount required to pay its Indebtedness (D) has not been dissolved, terminated or ceased normal business operations, a receiver has not been appointed in connection with such Person and no proceedings under bankruptcy, insolvency or other similar laws have been commenced by or against such Person.

                  "Subsidiary" means, with respect to any Person, any corporation or other entity of which capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time in question directly or indirectly owned or controlled by such Person.

                  "1999 Term Loan" shall have the meaning given to that term in
Section 2.6.

                  "1999 Term Note" shall have the meaning given to that term in
Section 2.6.

                  "Unfunded Vested Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under the Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

         1.2 ACCOUNTING TERMS. Subject to the provisions of Section 9.4, all accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements required hereunder and in connection with the financial covenants set forth herein.

SECTION 2.  THE LOAN TRANSACTIONS

         Lender shall make the Loans to Borrower upon the following terms and conditions:

         2.1 REVOLVING LINE OF CREDIT. Subject to the terms and conditions set forth in this Agreement, Lender will make advances ("Revolving Loans") to Borrower up to, but not exceeding, the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000) ("Revolving Line of



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Credit"). Within the foregoing limit, Borrower may borrow, repay and reborrow
Revolving Loans at any time or from time to time from the Closing Date until demand is made. Upon DEMAND all principal, interest and other amounts outstanding in respect of Revolving Loans shall immediately become due and payable without any further action on the part of Lender. Borrower's obligation to repay Revolving Loans and to pay interest, fees, costs and expenses in connection therewith, shall be evidenced by Borrower's Revolving Line of Credit Note of even date hereof (the "Revolving Note").

         2.2 ADVANCES UNDER THE REVOLVING LINE OF CREDIT.

                  (I) If Borrower wishes to receive a Revolving Loan, Borrower shall make a written, telecopy or telephonic request (subject to written confirmation at Lender's request) for an advance no later than 2:00 p.m. Boston, Massachusetts, on the Banking Day which precedes the Banking Day proposed for such Loan. Each such request for a Revolving Loan shall be irrevocable and shall specify the aggregate principal amount and the date of such requested Loan. Lender shall not be obligated to honor any such request if at the time such request is made any Default or any Event of Default shall exist.

                  (II) Lender shall make each Revolving Loan by depositing the proceeds thereof in Borrower's Account. Each request by Borrower for a Revolving Loan shall constitute, without more, a representation and warranty by Borrower that no Default or Event of Default has occurred and is continuing.

         2.3 PREPAYMENT REQUIRED UNDER THE REVOLVING LINE OF CREDIT/ZERO
BALANCE.
         If at any time the aggregate outstanding balance of the Revolving Loans shall exceed Seven Hundred Fifty Thousand Dollars ($750,000), the Borrower shall immediately repay the Revolving Line of Credit in an amount equal to such excess. Borrower shall maintain a zero (0) balance under the Revolving Line of Credit for thirty (30) consecutive days during each loan year.

         2.4 MANNER, TIME AND APPLICATION OF SCHEDULED PAYMENTS OF THE REVOLVING LINE OF CREDIT.

                  (A) All scheduled payments made by Borrower hereunder on account of principal, interest, fees, costs and expenses shall be made to Lender on their respective due dates in immediately available funds not later than 11:00 a.m., Boston, Massachusetts, at Lender's address set forth herein or such other address as Lender may from time to time specify in writing. Each payment by Borrower with respect to the Revolving Line of Credit will be applied, FIRST, on account of fees, costs and expenses that are due and payable by Borrower hereunder, SECOND, on account of any interest on the Revolving Line of Credit then due and owing, THIRD, to the principal balance of the Revolving Line of Credit outstanding.

                  (B) Borrower hereby authorizes Lender to charge, from time to time, against Borrower's General Account or any of Borrower's other accounts with Lender any amount so due.

         2.5 USE OF PROCEEDS UNDER THE REVOLVING LINE OF CREDIT. Borrower shall use the proceeds of advances under the Revolving Line of Credit only for Borrower's working capital purposes.



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         2.6 1999 TERM LOAN/ADVANCES. Subject to the terms and conditions set forth in this Agreement and the 1999 Term Note as defined below, Lender will make advances to Borrower up to, but not exceeding the amount of $750,000. Borrower's obligation to repay the 1999 Term Loan and to pay principal, interest, fees, costs and expenses in connection therewith, shall be evidenced by Borrower's Commercial Promissory Note of even date hereof (the "1999 Term Note"). Advances shall be made upon Borrower's request in an amount not to exceed the invoice cost of the equipment to be constructed, purchased or leased from the proceeds of the advance. Borrower shall provide Lender such documentation related to said advance and equipment being constructed, purchased or leased as Lender may reasonably request. If said equipment is constructed by Borrower, the invoice amount shall include the cost of materials and labor.

         2.7 MANNER, TIME AND APPLICATION OF SCHEDULED PAYMENTS OF THE 1999 TERM LOAN.

                  (A) All scheduled payments made by Borrower hereunder on account of principal, interest, fees, costs and expenses shall be made to Lender on their respective due dates in immediately available funds not later than 11:00 a.m., Boston, Massachusetts, at Lender's address set forth herein or such other address as Lender may from time to time specify in writing. Each payment by Borrower with respect to each 1999 Term Loan will be applied, FIRST, on account of fees, costs and expenses that are due and payable by Borrower hereunder, SECOND, on account of any interest on the 1999 Term Loan then due and owing, THIRD, to the principal balance of the 1999 Term Loan outstanding.

                  (B) Borrower hereby authorizes Lender to charge, from time to time, against Borrower's Account or any of Borrower's other accounts with Lender any amount so due.

         2.8 USE OF PROCEEDS UNDER THE 1999 TERM LOAN. Borrower shall use the proceeds of the advance under the 1999 Term Loan to acquire, construct and/or lease machinery and equipment.

SECTION 3.  SECURITY INTERESTS

         3.1 GRANT OF SECURITY INTEREST BY BORROWER. To secure Borrower's timely payment and performance of all of the Obligations (other than those arising under the Revolving Line of Credit until such time as Lender and Borrower agree, if ever, that the Revolving Line of Credit shall be a secured loan), Borrower hereby mortgages, pledges, transfers, conveys and delivers to Lender, and grants to Lender an irrevocable, unconditional and continuing first and prior security interest in and lien upon the following property of Borrower (the "Collateral"):

                  (A) All accounts and accounts receivable related to or arising from the rendition of services by Borrower in the ordinary course of its business or arising in any other manner and all other accounts, bank accounts, contracts, contract rights, notes, documents, chattel paper, instruments, acceptances, drafts or other forms of obligations and receivables (collectively, the "Accounts"), whether or not the same are listed on any schedules, assignments or reports furnished to Lender from time to time, and whether such Accounts are now existing or are created at any time hereafter, together with all goods, inventory and merchandise returned by or reclaimed by or repossessed from customers wherever such goods, inventory and merchandise are located, and all proceeds thereto including without limitation, proceeds of insurance thereon and all guaranties, securities, and liens which



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Borrower may hold for the payment of any such Accounts, including without limitation, all rights of stoppage in transit, replevin and reclamation and all other rights and remedies of an unpaid vendor or lienor, and any liens held by Borrower as a mechanic, contractor, subcontractor, processor, materialman, machinist, manufacturer, artisan, or otherwise;

                  (B) All documents, instruments, securities, documents of title, policies and certificates of insurance, guaranties, securities, chattel paper, deposits, tax refunds, proceeds of insurance, proceeds of an eminent domain or condemnation award, cash, liens or other property (other than real property), which are now or may hereinafter be in the possession of the Borrower or as to which the Borrower may now or hereafter control possession by documents of title or otherwise, including, but not limited to, all property allocable to unshipped orders relating to Accounts and Inventory (as herein defined);

                  (C) All books, records, customer lists, supplier lists, ledgers, evidences of shipping, invoices, purchase orders, sales orders and all other evidences of Borrower's business records, including all cabinets, drawers, etc. that may hold the same; computer records, lists, software, programs, wherever located, all whether now existing or hereafter arising or acquired;

                  (D) All Borrower's inventory, whether now owned or hereafter acquired, including without limitation: (i) all goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process and finished merchandise, findings or component materials, and all supplies, goods, incidentals, office supplies, packaging materials, and any and all items including machinery and equipment used or consumed in the operation of the business of Borrower or which contribute to the finished product or to the sale, promotion and shipment thereof, in which Borrower now or at any time hereafter may have an interest, whether or not such inventory is listed in this agreement on any reports furnished to Lender from time to time; (ii) all inventory whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of Borrower or is held by Borrower or by others for the Accounts, including without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers; (iii) all inventory which may be located on premises of Borrower or of any carrier, forwarding agents, truckers, warehousemen, vendors, selling agents or third parties; (iv) all general intangibles relating to or arising out of inventory; and (v) all proceeds and products of the foregoing resulting from the sale, lease or other disposition of inventory, including cash, accounts receivable, other non-cash proceeds and trade-ins (collectively, "Inventory");

                  (E) All general intangibles, including without limitation, tax refunds, customer lists, proceeds of insurance, unearned insurance premium refunds, eminent domain awards, condemnation proceeds, and copyrights, tradenames, trademarks, applications therefor, and licenses to any copyright, trademark, or tradename that Borrower now owns, has the right to use or may hereafter own or acquire the right to use. Notwithstanding anything to the contrary herein, any and all patents currently owned or hereafter acquired by Borrower shall be specifically excluded from general intangibles.

                  (F) All equipment, machinery, appliances, and furniture and fixtures, now existing or hereafter arising, wherever located, and all contracts, contract rights and chattel paper arising out of



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any lease of any of the foregoing or otherwise (specifically excluding purchase money security interests in leased equipment and machinery);

                  (G) All other collateral in which Borrower may hereafter grant to Lender a security interest; and

                  (H) All renewals, substitutions, replacements, additions, accessions, proceeds, and products of any and all of the foregoing.

                  (I) Specifically excluded from the Collateral are any and all Government Contracts and Grants entered into by Borrower.

         3.2 CONTINUOUS SECURITY INTEREST. Borrower and Lender expressly acknowledge that the security interest granted hereunder shall remain as security for payment and performance of the Obligations, whether now existing or which may hereafter be incurred by future advances, or otherwise. The notice of the continuing grant of this security interest therefore shall not be required to be stated on the face of any document representing any such Obligations, nor otherwise identify it as being secured hereby.

         3.3 PRIORITY OF THE LIENS AND SECURITY INTERESTS. The liens and security interests granted to Lender pursuant to Section 4.1 shall constitute valid and enforceable first priority liens and security interests against the Collateral, prior in right to all other liens, security interests, charges and other encumbrances.
Borrower shall not take any action to impair or defeat the foregoing priority.

SECTION 4.  CONDITIONS PRECEDENT TO THE LOANS

         4.1 INITIAL LOANS. Lender's obligation to make any initial Revolving Loan or to advance funds under the 1999 Term Loan on the Closing Date is subject to delivery by Borrower, prior to or at the time of the making thereof of each of the documents and items described on the Index of Related Agreements attached as SCHEDULE 1.1(b) except to the extent said items are listed on said SCHEDULE 1.1(b) to be delivered post closing.

         4.2 SUBSEQUENT LOANS. Lender's obligation to make any Revolving Loan or to advance additional funds under the 1999 Term Loan subsequent to the Closing Date shall be subject to the further conditions precedent that on the date on which Lender makes such advance:

                  (A) Borrower shall have received and provided to Lender such other approvals, opinions, consents or documents as Lender may reasonably request; and

                  (B) the following statements shall be true, and each request for a Revolving Loan or an advance under the 1999 Term Loan shall be deemed to be a representation and warranty by Borrower to the effect that, at and as of the date of such request:

                  (I) the representations and warranties contained in Section 5 are true and correct on and as of the date of such request as though made on and as of such date; and



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                  (II) no Default or Event of Default has occurred and is
continuing, or would result from such advance.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

         To induce Lender to enter into this Agreement and to make the Loans, Borrower represents and warrants to Lender as follows:

         5.1 CORPORATE EXISTENCE, GOOD STANDING, ETC. Borrower is and will continue to be a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Borrower is and will continue to be duly qualified and licensed to transact business in all states or jurisdictions except those jurisdictions in which Borrower's failure to so qualify or be so licensed or in good standing would not, individually or in the aggregate, have a material adverse effect on Borrower's business, operations, affairs, condition, properties or prospects.

         5.2 LICENSES, WAIVERS, MATERIAL CONTRACTS, ETC. Borrower possesses all material licenses, waivers, consents, rights, permits, orders and other governmental authorizations and approvals, and all material franchises, contracts and agreements, necessary to carry on its business as presently conducted. All of such licenses, waivers, consents, rights, permits, orders, authorizations, approvals, franchises, contracts and agreements are in full force and effect and there is no violation or failure of compliance or allegation of such violation or failure of compliance on the part of Borrower with respect to any of the foregoing.

         5.3 BOOKS AND RECORDS. Borrower's principal place of business is located at Borrower's address set forth in Section 10.8; all of Borrower's books and records are kept at such principal and only place of business; and Borrower does not invoice receivables from or maintain records relating to receivables at any location other than such principal place of business. Borrower has not changed its name, been the surviving corporation in any merger, acquired any business, or changed its chief executive office within five (5) years prior to the date of this Agreement.

         5.4 POWER AND AUTHORITY. Borrower has the corporate power to execute, deliver and carry out this Agreement, the 1999 Term Note, the Revolving Note and the Related Agreements to which it is a party and to incur the Obligations, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, the 1999 Term Note, the Revolving Note and the Related Agreements to which it is a party and its incurring of the Obligations.

         5.5 NO VIOLATION. Borrower's execution and delivery of this Agreement, the 1999 Term Note, the Revolving Note and the Related Agreements to which it is a party and compliance by Borrower with all of the terms and provisions hereof and thereof, will not violate any provision of any existing Law or any writ, order, judgment, injunction, determination, award or decree of any court or governmental instrumentality or of Borrower's certificate of incorporation or bylaws or any agreement or instrument to which Borrower is a party or which is binding upon Borrower or its assets, and will not result in, or require, the creation or imposition of any lien, security interest, charge or encumbrance of any nature whatsoever upon or in any of Borrower's assets except as contemplated by this



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Agreement, and no consent or approval of any other party (including Borrower's shareholders) and no consent, license, approval or authorization of, exemption of or registration or declaration with, any governmental bureau or agency (federal, state, municipal or otherwise) or any other Person is required in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the 1999 Term Note, the Revolving Note and the Related Agreements.

         5.6 VALID AND BINDING AGREEMENT. This Agreement, the 1999 Term Note, the Revolving Note and the Related Agreements delivered pursuant hereto will be valid and binding upon and enforceable against Borrower in accordance with their respective terms, subject to equitable exceptions.

         5.7 LITIGATION; CLAIMS. Except as set forth in SCHEDULE 5.7, there is not pending, nor to Borrower's knowledge is there threatened, against Borrower any action, suit, order, notice, claim, investigation or proceeding at law or in equity or by or before any governmental instrumentality or other agency which could materially adversely affect Borrower or any of Borrower's properties or rights, or which could have a material adverse effect upon Borrower's business operations or financial condition, or which could involve in the aggregate the payment by Borrower of $100,000 or more or singularly the payment by Borrower of $50,000 or more (whether or not covered by insurance) if adversely determined.

         5.8 EXISTING DEFAULTS. Except as set forth on SCHEDULE 5.8, Borrower is not in default with respect to the payment or performance of any of its material obligations or in the performance of any material covenants or material conditions to be performed by Borrower pursuant to the terms and provisions of any agreement or instrument to which Borrower is a party or by which it or its property may be bound, which default has not been waived in writing, including any leases of premises on which the Collateral is or may be located, and Borrower has received no notice of default thereunder.

         5.9 TITLE TO PROPERTIES. Borrower has good and marketable title to all of its properties, real and personal and such properties are subject only to the Permitted Encumbrances.

         5.10 COMPLIANCE WITH LAWS. Borrower is in compliance in all material respects with, and has not received any notice that it is not in compliance with, all applicable Laws with respect to:

                  (A) Any restrictions, specifications or other requirements pertaining to products which it sells or leases or to the services it performs;

                  (B) The conduct of its business operations; and

                  (C) The use, maintenance and operation of the property leased or owned by it in the operation of its business.

         5.11 GUARANTIES, ETC. There are no outstanding contracts or agreements of guaranty or suretyship made by Borrower or to which Borrower is a party or to which Borrower or any of its assets are subject, except the Related Agreements and as set forth in SCHEDULE 5.11.

         5.12 FINANCIAL STATEMENTS. Except as previously disclosed to Lender, Borrower's financial statements heretofore furnished to Lender, including any schedules and notes pertaining thereto, have been prepared on a review basis, and fully and fairly present Borrower's financial condition at the dates thereof and the results of Borrower's operations for the periods covered thereby, and there has been no material adverse change in Borrower's financial condition or business from June 30, 1999, to the date of this Agreement. Said financial statements shall be prepared in conformity with GAAP and shall fairly represent in all material respects the financial condition of the Borrower.

         5.13 EXISTING INDEBTEDNESS. Borrower has no material Indebtedness of any nature, except as permitted by this Agreement and Borrower does not know of, or have reasonable grounds to know of, any basis for the assertion against it of any material Indebtedness of any nature.

         5.14 TAX RETURNS. Except as set forth in SCHEDULE 5.14, Borrower has filed or caused to be filed and will continue to file or cause to be filed all tax returns required to be filed and has paid and will continue to pay all federal, state and local taxes shown to be due and payable on said returns and all assessments made against it (except such as are being contested in the manner described in Section 5.7) and has made or caused to be made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable, and no claims for any of such taxes are being asserted with respect to such taxes. Except as set forth in SCHEDULE 5.14, Borrower's federal tax returns have not been audited, or if audited have been accepted by the Internal Revenue Service as filed or amended.

         5.15 COMPLIANCE WITH THE CODE AND ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Code and ERISA with respect to all Plans. Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed with any Person nor has any Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; and neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC or the U.S. Department of Labor under ERISA. Neither the PBGC nor the U.S. Department of Labor has imposed a lien on the assets of Borrower or any ERISA Affiliate.

         5.16 ENVIRONMENTAL MATTERS. To the best of its knowledge, Borrower:

                  (A) has obtained all permits, licenses and other authorizations which are required under all environmental Laws, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or industrial, toxic or hazardous substances or waste into the environment (including air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substance or wastes;

                  (B) is in material compliance with all terms and conditions of all such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Laws or contained in any Law, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

                  (C) has never caused any oil, friable asbestos, hazardous waste, hazardous material or other waste or material regulated or limited by applicable federal, state or local environmental Law ("Hazardous Material") to be spilled, placed, located or disposed of on, under or about, nor are any Hazardous Materials now existing on, under or about, any premises owned or leased by it (collectively, the "Premises") or into the atmosphere, any body of water or any wetlands in excess of the maximum permitted regulatory levels;

                  (D) has no knowledge of any notice of any violation, or lien or any other notice issued by any governmental agency or other Person with respect to the environmental condition of the Premises.

                  (E) Borrower has not received any notice from any Person with respect to any of the matters described in this Section 5.16.

         5.17 SOLVENCY. After giving effect to the consummation of each transaction contemplated by this Agreement and after the 1999 Term Loan and Revolving Line of Credit, Borrower will be Solvent.

         5.18 NO UNTRUE STATEMENTS, ETC. No representation or warranty by Borrower contained in this Agreement and no statement contained in any certificate or other document furnished or to be furnished by Borrower pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains, or at the time of delivery will contain, any untrue statement of any material fact or omits or will omit any statement of any material fact necessary to make it not misleading.

         5.19 ELIGIBLE ACCOUNTS. Each Eligible Account, at the time it comes into existence, will be a true and correct statement of (i) the bona fide indebtedness of the account debtor named thereon; and (ii) the amount of the Account for such inventory sold and delivered to, or for services performed for and accepted by, the account debtor, net of any charges, discounts, adjustments or other reductions whatsoever.

         5.20 SURVIVAL. Except to the extent the representation and warranty relates to a prior date, all of Borrower's representations and warranties set forth in this Section 6 shall survive until all Obligations are finally and indefeasibly satisfied in full.

SECTION 6.  AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that so long as any of the Obligations remain outstanding and unpaid, it will perform and observe each and all of the following covenants and agreements:

         6.1 ADDITIONAL INFORMATION. Borrower will furnish to Lender, with reasonable promptness, such information regarding Borrower's business, affairs, operations and financial condition as Lender may reasonably request and, upon reasonable prior notice, give any representative of Lender (i) access during normal business hours to, and permit Lender to examine and copy and make extracts from, any and all books, records, accounts and documents in Borrower's possession relating to Borrower's affairs; (ii) access during normal business hours to inspect any of Borrower's properties; and (iii) access to discuss Borrower's affairs, finances and accounts with any of Borrower's officers and/or any independent certified public accountants of Borrower; provided that Lender's access to Borrower's properties and officers and employees shall be scheduled so as not to materially interfere with Borrower's business operations.

         6.2 TAXES. Borrower will pay and discharge at or before the date any of the same would become delinquent, all taxes including without limitation payroll taxes, assessments, claims and charges, except where the same are being contested in good faith by appropriate proceedings, and will maintain appropriate reserves for the accrual of any of the same.

         6.3 MAINTENANCE OF CORPORATE EXISTENCE; PROPERTIES. Borrower will do or cause to be done all things necessary to: preserve and keep in full force and effect its corporate existence, rights, franchises, privileges and contracts, and comply, in all respects, with all Laws applicable thereto.

         6.4 REPORTING REQUIREMENTS. Borrower will furnish or cause to be furnished to Lender the following financial statements and other information:

                  (A) Within one hundred and twenty (120) calendar days after the close of each fiscal year of Borrower the Annual Report of the Borrower on Form 10-K as filed with the Securities and Exchange Commission.

                  (B) Within forty-five (45) calendar days of the close of each quarter, the Quarterly Report of the Borrower on Form 10-Q as filed with the Securities and Exchange Commission

                  (C) A Compliance Report prepared annually by Senior Management on a Lender approved form showing whether the provisions of Section 8 have been complied with and stating that to the best of Senior Management's knowledge during the course of their review nothing came to their attention that caused them to believe that Borrower failed to comply with the covenants, provisions or conditions of Section 8.

                  (D) Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which Borrower or any ERISA Affiliate files with or receives from the Internal Revenue Service, the PBGC or the U.S. Department of Labor under the Code or ERISA.

                  (E) Such other financial information as Lender may periodically require from the Borrower.

         6.5 NOTICES TO LENDER. Borrower will promptly give notice in writing to Lender of: (i) the occurrence of any Default or Event of Default of which it knows and (ii) all litigation and/or governmental proceedings affecting it in which the amount involved is $250,000 or more, whether or not covered by insurance.

         6.6 MAINTENANCE OF BANK ACCOUNTS. Borrower will maintain its main operating account with Lender.

         6.7 MAINTENANCE OF PROPERTY. Borrower will maintain its equipment, real estate and other properties, including the Collateral, in good condition and repair (normal wear and tear excepted), and will pay and discharge, or cause to be paid and discharged when due the cost of repairs to or maintenance of the same, and will pay or cause to be paid when due all rental or mortgage payments due on such real estate.

         6.8 LIABILITY INSURANCE. Borrower shall at its expense, keep and maintain such public liability and third party property damage insurance in the minimum amount of $1,000,000 and with such deductibles as are reasonably acceptable to Lender and shall deliver to Lender the original (or a certified copy) of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing Lender as additional insured thereunder and shall provide that said policy cannot be terminated or amended without the insurer providing thirty (30) days prior written notice to Lender.

         6.9 CASUALTY INSURANCE. Borrower shall at Borrower's expense, keep and maintain its assets, including its buildings, machinery, equipment, Inventory and all its other tangible personal property, insured against loss or damage by fire, explosion and other hazards customarily insured under extended and unnamed perils coverage and such other risks ordinarily insured against by other prudent owners or users of such properties in similar businesses in an amount at least equal to the full insurable value of all such property and with such deductibles as are reasonably acceptable to Lender. Borrower shall deliver to Lender the original (or a certified copy) of each policy of insurance and evidence of the payment of all premiums therefor. All of the policies of insurance pertaining to Borrower's personal property assets (excluding Borrower's real property) shall contain an endorsement showing all losses payable to Lender as lender loss payee and otherwise in form and substance reasonably satisfactory to Lender and shall provide that such policy cannot be terminated or amended without the insurer providing thirty (30) days prior written notice to Lender.

         6.10 ATTORNEY-IN-FACT. Borrower hereby agrees to consult with Lender in making, adjusting, settling and receiving proceeds of claims under policies of insurance. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any Obligation of or Default or Event of Default by Borrower hereunder, at any time or times thereafter, shall have the right, but not the obligation, in Lender's sole discretion, to obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto as Lender deems advisable, and all sums so expended, together with interest thereon at the rate prescribed in the 1999 Term Note shall be part of the Obligations, payable ON DEMAND and otherwise repaid as provided herein and secured by the Collateral.

                  (A) Borrower hereby assigns any and all other sums which may become payable under such property and casualty and liability insurance policies to Lender as additional security for the Obligations. Notwithstanding any other provision of this Agreement, provided no Default or Event of Default has occurred and is continuing, Borrower shall have the right to use the proceeds of insurance to replace any equipment or other personal property damaged by fire or other hazard covered by Borrower's casualty insurance. Any such insurance proceeds received by Lender shall be held as further security and Collateral hereunder, and Lender shall distribute such proceeds to Borrower as the costs of repair or replacement of the insured property or other expenses relating to such loss become due and payable by Borrower and thereafter shall promptly distribute to Borrower such amount of such proceeds as are not needed for repair or replacement; PROVIDED that if at any time there is in existence an Event of Default, any such insurance proceeds may, in Lender's sole discretion, be applied, in whole or in part, to the payment of any of the Obligations.

                  (B) Borrower shall furnish Lender with certificates or other evidence satisfactory to Lender of compliance with the provisions of Sections
6.8 and 6.9.

         6.11 FURTHER ASSURANCES. At any time or from time to time upon Lender's request, Borrower shall execute and deliver, or cause to be executed and delivered, to Lender and/or such other Persons as Lender may reasonably request such further documents and instruments and do such other acts and things and provide such additional information as Lender may reasonably request in order fully (i) to accomplish the purposes and carry out the terms of this Agreement,
(ii) to be informed of Borrower's status and affairs, and (iii) to vest more completely in and assure to Lender its rights under this Agreement, the Revolving Note, the 1999 Term Note, any Related Agreements and in and to any Collateral.

         6.12 LOSSES, ETC. Borrower shall promptly notify Lender in writing of any loss, theft, damage, destruction, encumbrance, levy, seizure or attachment of or on any of Borrower's assets if the asset is material to Borrower's business and has not been promptly replaced.

         6.13 PLAN FUNDING. Borrower shall fund all of its "Defined Benefit Plans" (as defined in ERISA) in accordance with no less than the minimum funding standards of ERISA.

         6.14 COLLECTION OF ACCOUNTS. Borrower shall collect its Accounts and sell its Inventory only in the ordinary course of business.

         6.15 PAYMENT OF INDEBTEDNESS. Borrower will pay when due (or within applicable grace periods) all Indebtedness due third persons, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on Borrower's books.

         6.16 CHANGES OF LOCATION. Borrower shall notify Lender at least thirty
(30) calendar days in advance of any change in the location of any of Borrower's place of business or of the establishment of any new, or the discontinuance of any existing, place of business.

         6.17 FIELD AUDITS. Lender shall have the right to audit the Collateral at such times (during normal business hours) as it reasonably deems appropriate. The Borrower shall be responsible for the cost of one (1) audit per year provided, however, Borrower shall be responsible for the cost of additional audits (at the prevailing cost) if an Event of Default hereunder has occurred and is continuing beyond applicable cure periods, if any).

         6.18 YEAR 2000. Borrower has reviewed its business operations which could be adversely affected by, and has developed a program to address on a timely basis, the "Year 2000 Problem" (i.e., the risk that computer applications used by the Borrower, its suppliers and/or providers may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and after December 31, 1999). Borrower reasonably believes that the "Year 2000 Problem" will not have a material adverse impact on the business operations or financial condition of Borrower. Borrower will provide Lender updates on the progress of Borrower's Year 2000 Program and will provide promptly to Lender any assessment of Borrower's Year 2000 efforts conducted by any third party.

SECTION 7.  NEGATIVE COVENANTS

         So long as any Obligations remain outstanding and unpaid, Borrower shall not without Lender's prior written consent, which consent may be withheld in Lender's sole discretion:

         7.1 NO LIENS. Except for liens and encumbrances in favor of Lender and Permitted Encumbrances, create, assume or suffer to exist, any mortgage, pledge, encumbrance, lien, security interest or charge of any kind upon any of its Accounts, Inventory, machinery or equipment (except for purchase money security interests), real estate or other assets, whether now owned or hereafter acquired by Borrower.

         7.2 NO OTHER INDEBTEDNESS. Borrow funds from or otherwise incur or permit to exist any other Senior Indebtedness to any Person other than Lender without providing Lender with thirty (30) days prior written notice, except Indebtedness incurred in connection with purchase money financings consented to by Lender and Indebtedness described on SCHEDULE 5.13.

         7.3 NO MERGERS, ETC. Merge or consolidate with or into any other Person, dissolve or liquidate; materially amend its certificate of incorporation or bylaws; change its name; enter into any reorganization or recapitalization; or reclassify its capital stock as debt without providing Lender with prior written notice.

         7.4 NO SALES OF ASSETS. Except in the ordinary course of business, sell, exchange or otherwise dispose of a material part of its assets, or any part thereof, or any interest therein.

         7.5 NO CONTINGENT LIABILITIES. Agree to purchase or repurchase or assume, guaranty, endorse, agree to supply funds in excess of One Million ($1,000,000) Dollars in connection with, or otherwise become or remain liable in connection with the obligations, stock or dividends of any Person, except for endorsement of negotiable instruments for collection or discount in the regular course of business.

         7.6 NO PURCHASE OF MARGIN STOCK. Directly or indirectly apply any part of the proceeds of the Loans to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder.

         7.7 FISCAL YEAR. Change its fiscal year without Lender's consent which shall not be unreasonably withheld.

         7.8 NO PREPAYMENT OF INDEBTEDNESS. Make any prepayment on any Indebtedness permitted by this Agreement, except Indebtedness to Lender and, in such case, pursuant to the terms of this Agreement, the Revolving Note and the 1999 Term Note.

         7.9 NO UNTRUE STATEMENTS. Furnish Lender any certificate or other document that contains any untrue statement of material fact or that omits to state a material fact necessary to make such certificate or other document not misleading in light of the circumstances under which such certificate or other document was furnished.

SECTION 8.  FINANCIAL COVENANTS

         The following financial covenants shall be measured annually at Borrower's fiscal year end:

         8.1. MINIMUM TANGIBLE NET WORTH COVENANT. Borrower shall maintain a minimum Tangible Net Worth of Two Million Five Hundred Thousand Dollars ($2,500,000) at the end of fiscal year 2000, and shall increase said Tangible Net Worth by One Hundred Thousand Dollars ($100,000) at each successive fiscal year end thereafter, tested annually. The term "Tangible Net Worth" shall be defined as net worth less intangible assets. Intangible assets shall be defined as copyrights, patents, trademarks and goodwill.

         8.2 NET LOSS COVENANT. The Borrower shall not incur any net loss in excess of One Million ($1,000,000) Dollars in any four (4) consecutive quarters or any portion thereof.

SECTION 9.  DEFAULT

         Sections 9.1 and 9.2 shall not apply to the Revolving Note until such time, if ever, that the Revolving Note is converted from a demand to a term instrument.

         9.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement, the Revolving Note, 1999 Term Note, all Related Agreements and any other loan document or agreement evidencing any of the Obligations:

                  (A) Borrower shall fail to pay when due any installment of principal or interest or any fee payable hereunder, under the Revolving Note, the 1999 Term Note or under any Related Agreement (whether due on a date fixed for prepayment, by acceleration, demand or otherwise).

                  (B) Borrower shall fail to observe or perform any obligation to be observed or performed by it under this Agreement or under any loan document or agreement evidencing any of the Obligations;

                  (C) Borrower shall fail to provide Lender with prior or concurrent written notice of any change in the Senior Management.

                  (D) Any representation or warranty made in writing by or on behalf of Borrower in this Agreement, in any Related Agreement, or in any certificate or other document delivered pursuant hereto or thereto or otherwise in connection with any of the transactions contemplated hereby, shall prove to have been false, misleading or incorrect in any material respect when made or deemed made.

                  (E) Borrower shall admit its inability to pay its debts as they mature, shall fail generally to pay its debts as they become due, or shall make an assignment for the benefit of its or any of its creditors.

                  (F) Proceedings in bankruptcy or for reorganization of Borrower or for the readjustment, arrangement, composition or adjustment of any of Borrower's debts under the federal bankruptcy act, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, (III) shall be commenced by Borrower, or
(IV) shall be commenced against Borrower and shall not be discharged, vacated, dismissed, or stayed within sixty (60) calendar days of their commencement against Borrower.

                  (G) A receiver, liquidator or trustee shall be appointed for Borrower or for any substantial part of Borrower's assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of Borrower and such receiver, liquidator or trustee shall not be discharged within sixty (60) calendar days of his or her appointment, or such proceedings shall not be dismissed or stayed within sixty (60) calendar days of their commencement, or Borrower shall discontinue its business or materially change the nature of its business.

                  (H) A receiver, liquidator or trustee shall be appointed by Borrower or by Borrower for any substantial part of the assets of Borrower, or any proceedings shall be instituted by Borrower for the dissolution or the full or partial liquidation of Borrower, or Borrower shall discontinue its business or materially change the nature of its business.

                  (I) Borrower shall suffer final judgments for payment of money aggregating in excess of $250,000, and the same shall not be discharged within a period of thirty (30) calendar days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed or bonded.

                  (J) A judgment creditor of Borrower shall obtain possession of all or any material portion of the Collateral by any means, including attachment, levy, distraint, replevin or self-help, which shall not be released within thirty (30) calendar days of the date of such attachment, levy, distraint, replevin or self-help.

                  (K) Any uninsured loss, theft, damage, destruction, encumbrance, levy, seizure, or attachment of or on any of Borrower's assets in violation of this Agreement, which event shall materially affect Borrower's ability to continue to conduct its business in the normal course, and Borrower's failure to remedy such event to Lender's satisfaction within sixty (60) calendar days after the occurrence of such event.

                  (L) The placing of any material lien generally on Borrower's property by the United States of America, or any federal, state or local governmental agency or authority.

                  (M) A payment default by Borrower or any other material default resulting in acceleration, under any Indebtedness for borrowed money.

                  (N) The occurrence of an event of default under any other agreement between Lender and Borrower.

         9.2 ACCELERATION. Upon the occurrence of an Event of Default continuing beyond any applicable notice and cure periods hereinafter set forth, Lender at its option may declare all of the Obligations to be immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default under Sections 9.1(E), (F), (G), (H) or (I), all of the Obligations, whether arising hereunder or otherwise, automatically shall become due and payable without presentment, demand, protest, notice of protest or dishonor, or other notice of any kind, all of which are hereby expressly waived by Borrower, and without further action of any kind by Lender.

         9.3 REMEDIES. Upon the occurrence of an Event of Default continuing beyond any applicable notice and cure periods hereinafter set forth, with or without accelerating the Obligations under Section 9.1 and without notice, Lender shall have, in addition to the rights and remedies given it by this Agreement, the Revolving Note, the 1999 Term Note and the Related Agreements, all those rights and remedies allowed by all applicable Laws, including the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located. Notwithstanding the foregoing, in the case of an Event of Default under Sections 9.1(E), (F), (G), (H) or (I), all of the Obligations, whether arising hereunder or otherwise, pursue its rights and remedies as aforesaid without presentment, demand, protest, notice of protest or dishonor, or other notice of any kind, all of which are hereby expressly waived by Borrower, and without further action of any kind by Lender.

         9.4 CURE PERIODS. Borrower shall have ten (10) days after a payment default under any Note, without notice from Lender, to cure the same and with respect to all other defaults except those arising under Section 9.1(E), (F),
(G), (H) or (I), Borrower shall have thirty (30) days after written notice from Lender to cure said other defaults. There shall be no notice and cure with respect to defaults arising under Section 9.1 (E), (F), (G), (H) or (I). Notwithstanding the foregoing, Borrower shall have an additional sixty (60) days to cure non-monetary defaults, but only to the extent the default is not susceptible of cure within said thirty (30) day period and Borrower is diligently pursuing same.

         9.5 NOTICE TO ACCOUNT DEBTORS. Lender may, in its sole and absolute discretion, at any time or times after the occurrence of a Default or an Event of Default, and without prior notice to Borrower, send a notice to Borrower's account debtors notifying the account debtors that Borrower's Accounts have been assigned to Lender, that Lender has a lien thereon and, at Lender's option, that all payments upon Borrower's Accounts be made directly to Lender.

         9.6 ADDITIONAL RIGHTS OF LENDER. In addition to the foregoing but only at such time as Lender may exercise those remedies set forth in Section 9.3, Lender shall have the right: (a) to demand, collect, receive payment of, receipt for, settle, compromise or adjust, and give discharges and releases in respect of the Accounts or any of them; (b) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Accounts or any of them and to enforce any other rights in respect thereof or in respect of the goods which have given rise thereto; (c) to defend any suit, action or proceeding brought against the Borrower in respect of any Account or the goods which have given rise thereto;
(d) to settle, compromise or adjust any suit, action or proceeding described in clause (b) or (c) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; (e) to endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing or securing the Accounts or any of them; (f) to receive, open and dispose of all mail addressed to the Borrower and to notify the post office authorities to change the address of delivery of mail addressed to the Borrower to such address, care of the Lender, as the Lender may designate; and (g) generally to sell, assign, transfer, pledge, make any agreement in respect of or otherwise deal with any Account or the goods or service which have given rise thereto, as fully and completely as though the Lender were the absolute owner thereof for all purposes, including contacting Account Debtors directly for verification or other purposes. The powers conferred on the Lender by this Agreement are solely to protect the interest of the Lender and shall not impose any duty upon the Lender to exercise any such power, and if the Lender shall exercise any such power, it shall be accountable only for amounts that it actually receives as a result thereof and shall not be responsible to the Borrower except for gross negligence and willful misconduct. The Lender shall be under no obligation to take steps necessary to preserve rights in any other Collateral against prior parties but may do so at its option. As its option the Lender may discharge any taxes, liens, security interests or other encumbrances to which any Collateral is at any time subject and may, upon the failure of the Borrower so to do, purchase insurance on any Collateral and pay for the repair, maintenance or preservation thereof, and the Borrower agrees to reimburse the Lender on demand for any payments made or expenses incurred by the Lender pursuant to the foregoing authorization, and authorizes the Lender to charge the Borrower for the amount of such payments or expenses. The Lender may at any time take control of any proceeds of Collateral to which the Lender is entitled hereunder or under applicable law. In addition, the Lender may require the Borrower to assemble any tangible personal property constituting Collateral and make it available to the Lender at a place to be designated by the Lender and which is reasonably convenient to the Borrower. The Borrower hereby grants to the Lender a nonexclusive irrevocable license in connection with the Lender's exercise of its rights hereunder, to use, apply and affix any trademark, tradename, logo or the like in which the Borrower now or hereafter has rights, which license may be used upon the occurrence of any of the Events of Default. The Lender may buy at any public sale, and if the Collateral is of a type customarily sold on a recognized market or the subject of widely distributed standard price quotations the Lender may buy at private sale.

SECTION 10.  MISCELLANEOUS

         10.1 RIGHT OF SET-OFF. Borrower hereby grants to Lender a lien on and a right of set-off (to be exercised pursuant to the sentence which follows this sentence) against all monies, deposits, securities and other property and the proceeds thereof, now or hereafter held or received by, or in transit to Lender or any entity under the direct or indirect control of Lender from or for Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all deposits (general or special), balances, sums and credits with and all of Borrower's claims against Lender at any time existing. Lender may at any time following and during the continuance of an Event of Default apply the same or any part thereof to the Obligations or any part thereof, whether or not the Obligations are matured at the time of such application.

         10.2 CUSTODY AND PRESERVATION OF COLLATERAL. Lender shall have no duty beyond the safe custody thereof as to: (i) the collection or protection of any Collateral now or hereafter securing any Note or any Obligation or any income thereon; (ii) the preservation of rights against prior parties; or (iii) the preservation of any rights pertaining thereto. Lender may exercise its rights with respect to any Collateral without resorting or regard to any other Collateral or any other sources of reimbursement for any Obligation.

         10.3 LENDER'S EXPENSES. Except as otherwise provided herein, Borrower shall, on demand, reimburse Lender for all of Lender's reasonable expenses, including reasonable fees and expenses of legal counsel for Lender, incurred in connection with the preparation, administration, amendment, modification, delivery or enforcement of this Agreement, the 1999 Term Note, the Revolving Note and/or the Related Agreements or the collection or attempted collection of the 1999 Term Note, the Revolving Note, including any such reasonable fees and expenses related to any federal bankruptcy proceeding and whether incurred prior or subsequent to any federal bankruptcy proceeding.

         10.4 ENFORCEMENT AND WAIVER BY LENDER. Lender shall have the right at all times to enforce the provisions of this Agreement, the 1999 Term Note, the Revolving Note and the Related Agreements in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Lender in refraining from so doing at any time or times. Lender's failure or delay at any time or times to enforce its rights or remedies under such provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same. No waiver of any provision of, or any of Lender's rights under, this Agreement, any Note, any Related Agreement or any other document or agreement now or hereafter relating to any of the Obligations and/or the Collateral, and no consent to any departure by any Person therefrom, shall be effective unless such waiver or consent is in writing and signed by an authorized officer of Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which such waiver or consent is given. All of Lender's rights and remedies under this Agreement, any Note and/or any Related Agreement are cumulative and concurrent, and may be exercised singularly or concurrently and are not exclusive or in derogation of any other rights or remedies provided by Law or otherwise. Lender's exercise or partial exercise of one right or remedy shall not be deemed a waiver or release of and shall not preclude the further exercise of such right or remedy or any other right or remedy.

         10.5 WAIVERS AND RELEASE. To the maximum extent permitted by applicable Laws, Borrower:

                  (A) ACKNOWLEDGES THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE REVOLVING NOTE, THE 1999 TERM NOTE AND EACH OF THE RELATED AGREEMENTS IS A COMMERCIAL TRANSACTION, AND HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ITS RIGHTS TO NOTICE AND HEARING BEFORE

LENDER'S OR ANY OF LENDER'S SUCCESSORS' OR ASSIGNS' EXERCISE OF THE REMEDIES OF SELF-HELP, SET-OFF OR ANY SUMMARY PROCEDURE OR ANY OTHER PREJUDGMENT REMEDY AND, EXCEPT WHERE REQUIRED BY THIS AGREEMENT OR ANY APPLICABLE LAW, NOTICE OF ANY OTHER ACTION TAKEN BY LENDER; and

         10.6 APPLICABLE LAW. This Agreement, the 1999 Term Note, the Revolving Note and each of the Related Agreements and the rights and remedies of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the Laws and decisions of the Commonwealth of Massachusetts without regard to conflict of laws principles.

         10.7 JURISDICTION AND SERVICE OF PROCESS. Except to the extent prohibited by applicable Laws:

                  (A) Borrower agrees that (i) the execution of this Agreement, each Note and each Related Agreement and the performance of Borrower's Obligations hereunder and thereunder shall be deemed to have a Massachusetts situs; (ii) Borrower shall be subject to the personal jurisdiction of the courts of record of the Commonwealth of Massachusetts with respect to any suit, action or other legal proceeding arising out of this Agreement, any Note and/or any Related Agreement and/or the enforcement of any of the foregoing and/or any of the transactions contemplated by any of the foregoing; and (iii) any such suit, action or legal proceeding shall be brought by Lender and shall be brought by Borrower in the courts of record of the Commonwealth of Massachusetts or the courts of the United States located in the Commonwealth of Massachusetts;

                  (B) Borrower hereby irrevocably consents to the jurisdiction of each such court in any such suit, action or other legal proceeding; and

                  (C) Borrower hereby irrevocably waives any objection which it may have to the laying of venue of any such suit, action or other legal proceeding in any of such courts.

         10.8 NOTICES. Any notices or consents required or permitted by this Agreement shall be in writing (other than those which under the specific terms of this Agreement may be given by telephone, which shall be effective when received verbally) and shall be deemed delivered if hand-delivered or if sent by
(i) certified mail, postage prepaid, return receipt requested, (ii) telecopy, or
(iii) via a nationally-recognized overnight courier service (marked for next day delivery), as follows, unless such address is changed by written notice to each other party hereunder:

         Borrower:          Implant Sciences Corporation
                            107 Audubon Road
                            Wakefield, MA 01880-1246
                            Attn: Darlene Deptula-Hicks

         With a Copy to:    Foley, Hoag & Elliot LLP
                            One Post Office Square
                            Boston, MA 02109
                            Attn: David A. Broadwin, Esq.

         Lender:            USTrust
                            30 Court Street
                            Boston, MA  02108
                            Attn:  Frank L. Davis, III, Vice President

         With a Copy to:    Robinson & Cole LLP
                            One Boston Place
                            Boston, MA  02108
                            Attn: Matthew A. Kameron, Esq.
                            Fax:  (617) 557-5999

         10.9 BINDING EFFECT, ASSIGNMENT AND ENTIRE AGREEMENT. This Agreement, each Note and each Related Agreement to which it is a party shall inure to the benefit of, and shall be binding upon, each of Borrower and Lender and their respective successors, permitted transferees and permitted assigns. Borrower shall not assign any of its rights or delegate any of its Obligations hereunder or under any Note or under any Related Agreement without Lender's prior written consent, and any such assignment in contravention of this Section 10.9 shall be null and void. This Agreement, the 1999 Term Note, the Revolving Note, the Related Agreements and the documents executed and delivered pursuant hereto and thereto, constitute the entire agreement between the parties with respect to the transactions contemplated by this Agreement, and supersede all prior written or oral understandings, agreements and commitments with respect to the subject matter hereof and/or thereof, all of which prior understandings, agreements and commitments are merged into this Agreement, the Revolving Note, the 1999 Term Note and the Related Agreements. Except as specifically set forth in any Related Agreement, no amendment, modification or termination of any provision of this Agreement, any Note, any Related Agreement or any document or agreement now or hereafter relating to any of the Obligations and/or the Collateral shall be effective unless the same shall be contained in a writing signed by the parties to this Agreement and any other Persons who are parties to such Note, Related Agreement or other document or agreement. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

         10.10 PAYMENT DATES. Whenever any payment to be made hereunder or under a Note shall be stated to be due on a calendar day other than a Banking Day, such payment may be made on the next succeeding Banking Day and such extension of time shall in such case be included in computing interest in connection with such payment, any Note or any Related Agreement.

         10.11 INSPECTION. Lender shall have the right upon reasonable notice to inspect Borrower's premises and books and records.

         10.12 SEVERABILITY. If any provision of this Agreement, any Note or any Related Agreement shall be held invalid under any applicable Law, such invalidity shall not affect any other provision of this Agreement, such Note or such Related Agreement, as applicable, that can be given effect without the invalid provision, and, to this end, the provisions of each of this Agreement, each Note and each Related Document are severable.

         10.13 COUNTERPARTS. This Agreement and each Related Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument, and this Agreement shall be effective when at least one counterpart of this Agreement or such Related Agreement, as applicable, has been executed by each party hereto or thereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WITNESS                                 IMPLANT SCIENCES CORPORATION



_________________________________       By:___________________________________
                                           Darlene Deptula-Hicks
                                           Its:  Vice President & CFO



                                        USTRUST


_________________________________       By:___________________________________
                                           Frank L. Davis, III
                                           Its:  Vice President

                                 SCHEDULE 1.1(b)

         TO COMMERCIAL TERM LOAN, REVOLVING LOAN AND SECURITY AGREEMENT

                               RELATED AGREEMENTS




                  1.       1997 Term Note

                  2.       1998 Equipment Note

                  3.       Security Agreement effective May 1, 1996

                  4.       Compliance Agreement

                  5.       UCC-1 Financing Statements

                                  SCHEDULE 5.7

         TO COMMERCIAL TERM LOAN, REVOLVING LOAN AND SECURITY AGREEMENT

                                   LITIGATION








                                      None.

                                  SCHEDULE 5.8

         TO COMMERCIAL TERM LOAN, REVOLVING LOAN AND SECURITY AGREEMENT

                                EXISTING DEFAULTS



                                      None.

                                  SCHEDULE 5.11

         TO COMMERCIAL TERM LOAN, REVOLVING LOAN AND SECURITY AGREEMENT

                                GUARANTIES, ETC.












                                      None.

                                  SCHEDULE 5.13

         TO COMMERCIAL TERM LOAN, REVOLVING LOAN AND SECURITY AGREEMENT

                              MATERIAL INDEBTEDNESS



$750,000 1998 Equipment Loan   (US Trust)
$750,000 Line of Credit   (US Trust)
$750,000 1999 Term Loan   (US Trust)

                                  SCHEDULE 5.14

         TO COMMERCIAL TERM LOAN, REVOLVING LOAN AND SECURITY AGREEMENT

                                   TAX RETURNS

                                      None

                          REVOLVING LINE OF CREDIT NOTE
                          -----------------------------


$750,000.00                                                December 22, 1999
                                                           Boston, Massachusetts

         For value received, Implant Sciences Corporation (the "Borrower") promises to pay to the order of USTrust ("Lender") at the office of Lender located at 50 Court Street, Boston, MA 02108, or such other place as the holder hereof shall designate, ON DEMAND, SEVEN HUNDRED FIFTY THOUSAND AND 00/100 ($750,000) DOLLARS or, if less, the aggregate unpaid principal amount of all loans made by the Lender to the Borrower pursuant to this Note. The Borrower further promises to pay the order of the Lender interest only monthly in arrears commencing January 22, 2000 and thereafter on the 22nd day of each calendar month at a fluctuating interest rate per annum equal to Lender's Base Rate. "Base Rate" shall mean the rate of interest announced by Lender at its principal office in Boston from time to time as its "Base Rate." The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Interest shall be calculated on the basis of actual days elapsed and a 360-day year. At any time that Borrower is in default hereunder or under any obligation to the Lender or in the event this Note is not paid in full ON DEMAND, interest on unpaid balances shall thereafter be payable at a fluctuating interest rate per annum equal to four (4%) percent above the Interest Rate in effect from time to time. Borrower shall pay to Lender a late charge in the amount of five (5%) percent of each periodic payment due hereunder which is more than ten (10) days in arrears to offset the additional expenses involved in processing delinquent payments. To the extent a payment due date does not fall on a regular business day then the due date shall be deemed to be the first business day which follows said payment date.

         At Borrower's option, the entire principal amount shall bear interest at a rate equal to Libor plus Two Hundred Fifty (250) Basis Points per annum (the "LIBOR Rate"). The Libor Rate shall be set for periods of thirty (30), sixty (60), ninety (90) or one hundred and eighty (180) days (the "Designated Libor Rate Period"). Libor (the "London Interbank Offered Rate") means the rate per annum at which deposits in U.S. Dollars are offered to the Lender by first-class banks in the London Interbank Market at approximately 11:00 a.m. (London time) no more than two (2) Business Days prior to the first day of the applicable Designated Libor Rate Period and with a maturity comparable to such Designated Libor Rate Period. Each Designated Libor Rate Period shall end on the last day of the particular Designated Libor Rate Period unless the last day is not a regular banking day in which event the Designated Libor Rate Period shall end on the next succeeding day which is a regular banking day and any Designated Libor Rate Period that would otherwise extend beyond the maturity date of this Note shall end on the maturity date of this Note. The Base Rate based interest rate shall be in effect whenever said Libor Rate based option has not been elected by the Borrower, but only with respect to principal not earning interest pursuant to the Fixed Rate Election as defined below. If at any time the Libor Rate based option becomes unavailable for any reason then the Libor Rate based option set forth above shall terminate.

         Borrower shall have the right to make full or partial prepayments of principal at any time. Prepayments of principal on which interest is accruing at an interest rate based on the Base Rate may be made from time to time without a fee or premium. In the event Borrower prepays Principal earning interest at a Libor based rate during a Designated Libor Rate Period whether voluntarily or as a result of acceleration or otherwise, or in the event Borrower elects a Libor Rate based interest rate and then cancels said election, then Borrower shall pay a prepayment fee and/or a cancellation fee as the case may be (the "Prepayment Fee") equal to the following: the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the Designated Libor Rate Period as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the Libor Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Prepayment Fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Designated Libor Rate Period as to which prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the Designated Libor Rate Period using the above-referenced United States Treasury security rate and the number of days remaining in the term so chosen as to which the prepayment is made. The resulting amount shall be the Prepayment Fee due to Lender upon prepayment of Libor Principal. To the extent Borrower prepays Principal during the Fixed Rate Election period, whether voluntarily or as a result of acceleration or otherwise then Borrower shall pay a Prepayment Fee as calculated by the Lender in its discretion.

         If at any time the aggregate outstanding balance hereunder shall exceed SEVEN HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($750,000), the Borrower shall immediately repay this Note in an amount equal to such excess.

         Borrower shall maintain a zero (0) balance hereunder for thirty (30) consecutive days during each loan year.

         Any deposits or other sums at any time credited by or due from the holder to the Borrower and any securities or other property of the Borrower or any such endorser at any time in the possession of the holder may at all times be held and treated as collateral for the payment of this Note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of the Borrower to the holder. Regardless of the adequacy of collateral, the holder may apply or set off such deposits or other sums against such liabilities upon an event of default continuing beyond any applicable notice and cure provisions in the case of the Borrower, but only with respect to matured liabilities in the case of endorser.

         The Borrower hereby waives the right to a jury trial, presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that no indulgence, and no substitution, release or surrender of collateral, and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of the Borrower or any such endorser. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

         This Note is secured by any collateral at any time granted to Lender to secure any obligations of any maker hereof.

         The Lender may at any time pledge all or any portion of its rights under the loan documents entered into in connection herewith and any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under
Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.

         Upon receipt of an affidavit, including an indemnification reasonably satisfactory to Maker, of an officer of Lender as to the loss, theft, destruction or mutilation of this Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security documents, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount hereof and otherwise of like tenor.

         The Borrower agrees to pay on demand all reasonable costs and expenses (including legal costs and reasonable attorney's fees) incurred or paid by the holder in enforcing this note on default.

         The Note incorporates the terms and conditions set forth in the Loan Agreement, which terms and conditions are incorporated by reference herein, including without limitation, Borrower's warranties, covenants and negative covenants contained therein.

         This Note shall take effect as a sealed instrument and shall be governed by the laws of the Commonwealth of Massachusetts.


                                        BORROWER:

                                        IMPLANT SCIENCES CORPORATION



_____________________________           By:___________________________
                                           Darlene Deptula-Hicks
                                           Its:  Vice President and CFO

                                   SCHEDULE A

To secure Borrower's timely payment and performance of all of the Obligations, Borrower hereby mortgages, pledges, transfers, conveys and delivers to Lender, and grants to Lender an irrevocable, unconditional and continuing first and prior security interest in and lien upon the following property of Borrower (the "Collateral"):

                  (A) All accounts and accounts receivable related to or arising from the rendition of services by Borrower in the ordinary course of its business or arising in any other manner and all other accounts, bank accounts, contracts, contract rights, notes, documents, chattel paper, instruments, acceptances, drafts or other forms of obligations and receivables (collectively, the "Accounts"), whether or not the same are listed on any schedules, assignments or reports furnished to Lender from time to time, and whether such Accounts are now existing or are created at any time hereafter, together with all goods, inventory and merchandise returned by or reclaimed by or repossessed from customers wherever such goods, inventory and merchandise are located, and all proceeds thereto including without limitation, proceeds of insurance thereon and all guaranties, securities, and liens which Borrower may hold for the payment of any such Accounts, including without limitation, all rights of stoppage in transit, replevin and reclamation and all other rights and remedies of an unpaid vendor or lienor, and any liens held by Borrower as a mechanic, contractor, subcontractor, processor, materialman, machinist, manufacturer, artisan, or otherwise;

                  (B) All documents, instruments, securities, documents of title, policies and certificates of insurance, guaranties, securities, chattel paper, deposits, tax refunds, proceeds of insurance, proceeds of an eminent domain or condemnation award, cash, liens or other property (other than real property), which are now or may hereinafter be in the possession of the Borrower or as to which the Borrower may now or hereafter control possession by documents of title or otherwise, including, but not limited to, all property allocable to unshipped orders relating to Accounts and Inventory (as herein defined);

                  (C) All books, records, customer lists, supplier lists, ledgers, evidences of shipping, invoices, purchase orders, sales orders and all other evidences of Borrower's business records, including all cabinets, drawers, etc. that may hold the same; computer records, lists, software, programs, wherever located, all whether now existing or hereafter arising or acquired;

                  (D) All Borrower's inventory, whether now owned or hereafter acquired, including without limitation: (i) all goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process and finished merchandise, findings or component materials, and all supplies, goods, incidentals, office supplies, packaging materials, and any and all items including machinery and equipment used or consumed in the operation of the business of Borrower or which contribute to the finished product or to the sale, promotion and shipment thereof, in which Borrower now or at any time hereafter may have an interest, whether or not such inventory is listed in this agreement on any reports furnished to Lender from time to time; (ii) all inventory whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of Borrower or is held by Borrower or by others for the Accounts, including without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers; (iii) all inventory which may be located on premises of Borrower or of any carrier, forwarding agents, truckers, warehousemen, vendors, selling agents or third parties; (iv) all general intangibles relating to or arising out of inventory; and (v) all proceeds and products of the foregoing resulting from the sale, lease or other disposition of inventory, including cash, accounts receivable, other non-cash proceeds and trade-ins (collectively, "Inventory");

                  (E) All general intangibles, including without limitation, tax refunds, customer lists, proceeds of insurance, unearned insurance premium refunds, eminent domain awards, condemnation proceeds, and copyrights, tradenames, trademarks, applications therefor, and licenses to any copyright, trademark, or tradename that Borrower now owns, has the right to use or may hereafter own or acquire the right to use. Notwithstanding anything to the contrary herein, any and all patents currently owned or hereafter acquired by Borrower shall be specifically excluded from general intangibles.

                  (F) All equipment, machinery, appliances, and furniture and fixtures, now existing or hereafter arising, wherever located, and all contracts, contract rights and chattel paper arising out of any lease of any of the foregoing or otherwise (specifically excluding purchase money security interests in leased equipment and machinery);

                  (G) All other collateral in which Borrower may hereafter grant to Lender a security interest; and

                  (H) All renewals, substitutions, replacements, additions, accessions, proceeds, and products of any and all of the foregoing.

                  (I) Specifically excluded from the Collateral are any and all Government Contracts and Grants entered into by Borrower.

                              COMPLIANCE AGREEMENT
                              --------------------


                   LENDER:       USTrust

              LOAN NUMBER:

                 BORROWER:       IMPLANT SCIENCES CORPORATION

                  ADDRESS:       107 Audubon Road
                                 Wakefield, Massachusetts 01880

             CLOSING DATE:       December 22, 1999

     ORIGINAL LOAN AMOUNT:       $750,000.00 Revolving Line of Credit
                                 $750,000.00 1999 Term Loan
                                 $750,000.00 Term Loan dated January 16, 1998




         I/We the undersigned agree to sign, execute and/or resign and re-execute any and all closing or ancillary documents to correct manifest error in such documents, or as the Lender reasonably deems necessary.

         Witness my/our hand and seal as of this 22nd day of December, 1999.


                                        BORROWER:

                                        IMPLANT SCIENCES CORPORATION



                                        ------------------------------------
                                        Darlene Deptula-Hicks
                                        Its:  Vice President and CFO